Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Adds Tyrone Jordan to its Board of Directors
DALLAS – December 10, 2020 – Trinity Industries, Inc. (NYSE:TRN) (“Trinity”) today announced the election of Tyrone M. (“TJ”) Jordan to its Board of Directors, effective immediately. The addition of Mr. Jordan expands Trinity’s Board of Directors from eight to nine members. Mr. Jordan will serve as a member of the Audit and Human Resources Committees.
“Mr. Jordan is a seasoned executive with over 35 years of operational and leadership experience,” said Leldon E. Echols, Trinity’s Non-Executive Chairman of the Board. “We are pleased to welcome TJ as the newest member of our Board of Directors. His counsel and significant expertise in operations, advanced technology and engineering will be a complementary addition to our Board as Trinity executes on its strategy to optimize our integrated rail services platform and strengthen the rail industry modal advantage through supply chain innovation.”
Mr. Jordan served as the President and Chief Operating Officer of DURA Automotive Systems, a global designer and manufacturer of automotive components, including control systems, exterior systems and EV/Hybrid lightweight structural systems for original equipment manufacturers and other transportation industries, from 2015 to 2019. Mr. Jordan began his career at General Motors Company (“GM”). During his GM tenures from 1984 to 2009 and from 2014 to 2015, Mr. Jordan held numerous international operations, business development, strategy, marketing and sales, mergers and acquisitions, and product development executive positions ultimately serving as Executive Vice President, Global Operations and Customer Experience. From 2009 to 2013, Mr. Jordan worked for United Technologies Corporation in prominent roles in manufacturing operations, purchasing, technology and engineering and ultimately served as Global Senior Vice President, Operations and Supply Chain, Aerospace Systems. He is a member of the board of directors and the audit committee of Oshkosh Corporation, and also serves on the board of directors of TPI Composites, Inc.
Mr. Jordan received his Executive Aerospace & Defense Master of Business Administration (ADMBA) in Operations, Strategy & Finance from the University of Tennessee, a degree in Pre-Law from Eastern Michigan University and a degree in Industrial Engineering Technology from Purdue University.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control, as well as a logistics business that primarily provides support services to Trinity. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.

Investor Contact:
Jessica L. Greiner
Vice President, Investor Relations and Communications
Trinity Industries, Inc.
(Investors) 214/631-4420

Media Contact:
Jack L. Todd
Vice President, Public Affairs
Trinity Industries, Inc.
(Media Line) 214/589-8909

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